                                                                     Exhibit 2.2

                                                                  EXECUTION COPY

                               AMENDMENT NO. 1 TO
                  AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

             This Amendment No. 1 (this "Amendment") to the Agreement for the Purchase and Sale of Assets dated as of February 22, 2003 (the "Asset Purchase Agreement") by and between Broadwing Communications Services Inc., a Delaware corporation, Broadwing Communications Services of Virginia, Inc., a Virginia corporation, Broadwing Communications Real Estate Services LLC, a Delaware limited liability company, Broadwing Services LLC, a Delaware limited liability company, IXC Business Services LLC, a Delaware limited liability company, Broadwing Logistics LLC, a Delaware limited liability company, Broadwing Telecommunications Inc., a Delaware corporation, IXC Internet Services, Inc., a Delaware corporation, and MSM Associates, Limited Partnership, a Delaware limited partnership (individually, a "Seller" and collectively, "Sellers"), on the one side, and C III Communications, LLC, a Delaware limited liability company, and C III Communications Operations, LLC, a Delaware limited liability company (individually, a "Buyer" and collectively, "Buyers"), on the other side, is made as of June 6, 2003 by and among each of the parties referred to above.

             WHEREAS, Sellers and Buyers desire to amend the Asset Purchase Agreement to reflect their agreement with respect to certain modifications to the Asset Purchase Agreement and certain of the Collateral Agreements as set forth in this Amendment;

             NOW, THEREFORE, in consideration of the mutual covenants, agreements and warranties contained herein and in the Asset Purchase Agreement, the parties hereto agree as follows:

         SECTION 1. Definitions; References. Each capitalized term used herein which is not defined herein shall have the meaning assigned to such term in the Asset Purchase Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Asset Purchase Agreement shall from and after the date hereof refer to the Asset Purchase Agreement as amended hereby.

         SECTION 2. Amendment of Asset Purchase Agreement. The Asset Purchase Agreement shall be amended as follows:

         (a) Section 1.1 shall be amended by adding the following definitions in their alphabetically determined positions:

             ""BCRES" shall mean Broadwing Communications Real Estate Services LLC, a Delaware limited liability company."

             "BCRES Assets" shall mean (a) BCRES Contracts, (b) all BCRES fee-owned property, easements, and permits, and (c) those certain assets of BCRES which are listed in the appropriate schedule to the BCRES Bill of Sale, Assignment and Assumption

         Agreement as being conveyed from various Affiliates of BCRES to BCRES prior to, and following (as necessary), the First Stage Closing Date."

             ""BCRES Assumed Liabilities" shall mean the obligations under BCRES Contracts, all BCRES fee-owned property, easements, and permits, and the other Assumed Liabilities listed in the appropriate schedule to the BCRES Bill of Sale, Assignment and Assumption Agreement, in each case to the extent arising out of, or resulting from, facts, events and circumstances occurring, or which accrue, after the First Stage Closing Date (other than due to any failure to comply or breach by any Sellers or any of their Affiliates, whether before, on or after the First Stage Closing Date)."

             """BCRES Bill of Sale, Assignment and Assumption Agreement" shall mean the bill of sale, assignment and assumption agreement in substantially the form of the Bill of Sale, which shall be entered into by and between BCRES and the other party(ies) thereto, including the schedule of any assets to be conveyed in or out of BCRES and the schedule of any liabilities and obligations to be transferred by a Seller into BCRES or by BCRES to a Seller (or Seller Affiliate)."

             ""BCRES Contracts" shall mean the Contracts related to the Business (including the Network) to which BCRES is a party and which are listed on Schedule 1.1(g)."

             ""BCRES Excluded Assets" shall mean all assets of BCRES other than BCRES Assets."

             ""BCRES Excluded Liabilities" shall mean, other than BCRES Assumed Liabilities, all liabilities of BCRES, including any debt (including long-term debt, debt payable to any member of BCRES, all other interest bearing liabilities and amounts distributable to members of BCRES), claim, obligation or other liability (including any litigation or potential litigation to which BCRES is or may be a party, and any other liability, undisclosed liability, contingent liability or unknown liability) of BCRES whatsoever, and those certain liabilities of BCRES which are listed in the appropriate schedule to the BCRES Bill of Sale, Assignment and Assumption Agreement as being assigned from BCRES to various Affiliates of BCRES prior to the First Stage Closing Date."

             ""BCRES Units" shall mean all of the limited liability company interests of BCRES."

             "Working Capital Promissory Note" shall mean that certain promissory note in the form attached hereto as Exhibit U to be issued by the Buyers to Broadwing Communications Services Inc., or an Affiliate of Broadwing Communications Services Inc. to be designated by the Sellers to the Buyers prior to the First Stage Closing, on the First Stage Closing Date.

         (b) Section 1.1 shall be further amended by amending and restating the following definitions:

             "Business Records" means, collectively, all business books, records, ledgers and files or other similar business information of Sellers (in any form or medium) related to the Business, except the general ledger (other than the Oracle software on which the general ledger is kept containing a copy of the general ledger), stock ledgers, corporate minute books, litigation files, Tax Returns and other corporate level information and all information with respect to the Excluded Assets, Excluded Liabilities and the Retained Business (collectively, the "Excluded Business Records"); provided that the Excluded Business Records shall not include the Business Records of BCRES.

             "Collateral Agreements" means the Bill of Sale, Assignment and Assumption Agreement, Help Desk Agreement, APTIS Software Agreement, Intercompany Agreements, Intellectual Property Rights Assignment Agreement, C III LLC Agreement, Escrow Agreement (Working Capital/Indemnity), Escrow Agreement (Closing Adjustment Receivables), Escrow Agreement (Second Stage Closing), Working Capital Promissory Note, Transition Services Agreement, Sellers' Parent Guaranty, Buyers' Parent Guaranty, and the other documents and instruments to be executed and delivered to effectuate the transfer of the Acquired Assets and the assumption of the Assumed Liabilities and the other transactions contemplated hereby, and any other agreement or instrument entered into at or prior to the First Stage Closing Date and/or the Second Stage Closing Dates pursuant to the provisions of this Agreement, each as amended, supplemented or otherwise modified in accordance with the terms herein and/or therein.

             "Escrow Agreement (Second Stage Closing)" has the meaning assigned to it in Section 5.11(f).

             "Escrow Amount (Second Stage Closing)" means an amount equal to Eighty Two Million Seven Hundred Fifty Thousand U.S. Dollars ($82,750,000) less the First Stage Closing Cash Amount.

             "Staged Closing Dates" means, collectively, the First Stage Closing Date, the Second Stage Closing Date and the Third Stage Closing Date.

             "Staged Closings" means, collectively, the First Stage Closing, the Second Stage Closing and the Third Stage Closing.

             "Title and Authorization Warranties" shall mean the representations and warranties in Sections 3.1, 3.2, 3.4(a), 3.18, 4.1 and 4.2.

         (c) Section 1.1 shall be further amended by deleting in their entirety the following definitions:


             "Buyers' Covenant Failure"

             "Buyers' R&W Breach"

             "Cranberry Plan Adjustment Amount"

             "Cranberry Plan Adjustment Statement"

             "Escrow Agreement (Cranberry Adjustment)"

             "Escrow Amount (Cranberry Adjustment)"

             "Key Employees"

             "Preliminary Adjustment Amount"

             "Preliminary Disagreement Notice"

             "Preliminary Working Capital"

             "Preliminary Working Capital Statement"

             "Sellers' Covenant Failure"

             "Sellers' R&W Breach"

         (d) Section 2.1(a) shall be amended by adding immediately after the word "including"contained therein the words "and the BCRES Units, and".

         (e) Section 2.1 shall be further amended by amending and restating
Section 2.1(b) as follows:

             (b) Second Stage and Third Stage Closings. (i) Upon the terms and subject to the conditions of this Agreement, Sellers shall sell and transfer, assign, convey and deliver to Buyers, and Buyers shall purchase, acquire and accept from Sellers, all of Sellers' right, title and interest in, to and under, each Asset not transferred pursuant to the First Stage Closing as to which State PUC Consents have been obtained as of the Second Stage Closing Date, but excluding the Excluded Assets (the "Second Stage Purchased Assets"), including the applicable Assets listed on Schedule 2.1, when and as the Second Stage Closing Date shall occur.

             (ii) Upon the terms and subject to the conditions of this Agreement, Sellers shall sell and transfer, assign, convey and deliver to Buyers, and Buyers shall purchase, acquire and accept from Sellers, all of Sellers' right, title and interest in, to and under, all remaining Assets not transferred pursuant to the First Stage Closing and the Second Stage Closing, but excluding the Excluded Assets (collectively the "Third Stage Purchased Assets", and collectively with the First Stage Purchased Assets and the Second Stage Purchased Assets, the "Purchased Assets"), including the applicable Assets listed on
         Schedule 2.1, when and as the last remaining State PUC Consent(s) (including customer notices) required to sell, transfer, assign, convey and deliver such Assets is obtained.

         (f) Section 2.1 shall be further amended by adding a new Section 2.1(c) to read as follows: "(c) BCRES Assets. Notwithstanding the foregoing, no BCRES Assets shall be conveyed by this Section 2.1 (but the terms "First Stage Purchased Assets", "Purchased Assets" and "Acquired Assets" shall include BCRES Assets for all other purposes of this Agreement)."

         (g) Section 2.2 shall be amended by amending and restating Section 2.2(b) as follows:

               (b) Second Stage and Third Stage Closings. (i) Upon the terms and subject to the conditions of this Agreement, when and as the Second Stage Closing Date shall occur, Sellers shall assign and transfer to Buyers all of Sellers' right, title and interest in and to, and Buyers shall take assignment of all of the following: (a) each of the Contracts related to the Business to which one or more Sellers is a party and that are related to the State PUC Consents that have been obtained by the Second Stage Closing, excluding Contracts that comprise Excluded Assets, but including all of the Contracts with customers of the Business ("Second Stage Customer Contracts") and each of the other Contracts listed on Schedule 2.2 related to the State PUC Consents that have been obtained by the Second Stage Closing (collectively, including the Second Stage Customer Contracts, the "Second Stage Purchased Contracts"); (b) each of the Permits of Sellers related to the Business set forth on Schedule 2.2 which are transferable and that are related to the State PUC Consents that have been obtained by the Second Stage Closing, excluding Permits that comprise Excluded Assets, but including each of the applicable Permits listed on Schedule 2.2 (the "Second Stage Purchased Permits"; and together with the Second Stage Purchased Contracts); and (c) each of the Communications Licenses of Sellers related to the Business that are transferable and that are related to the State PUC Consents that have been obtained by the Second Stage Closing, excluding Communications Licenses that comprise Excluded Assets (the "Second Stage Transferred Communications Licenses").

               (ii) Upon the terms and subject to the conditions of this Agreement, when and as the last remaining State PUC Consent(s) (including customer notices) required to assign and transfer the following are obtained, Sellers shall assign and transfer to Buyers all of Sellers' right, title and interest in and to, and Buyers shall take assignment of all of the following: (a) each of the remaining Contracts related to the Business to which one or more Sellers is a party, excluding Contracts that comprise Excluded Assets, but including all of the remaining Contracts with customers of the Business (collectively, the "Third Stage Customer Contracts", and collectively with the First Stage Customer Contracts and the Second Stage Customer Contracts, the "Customer Contracts") and each of the other remaining Contracts listed on Schedule 2.2 (collectively with the Third Stage Customer Contracts, the "Third Stage Purchased Contracts", and collectively including the Customer Contracts, the "Purchased Contracts"); (b) each of the remaining Permits of Sellers related to the Business set forth on
         Schedule 2.2 which are transferable, excluding Permits that comprise Excluded Assets, but including each of the remaining Permits listed on
         Schedule 2.2 (collectively, the "Third Stage Purchased Permits", and collectively with the First Stage Purchased Permits and the Second Stage Purchased Permits, the "Purchased Permits"; and together with the Purchased Contracts, the "Purchased Contracts and Permits"); and (c) each of the remaining Communications Licenses of Sellers related to the Business that are transferable, excluding Communications Licenses that comprise Excluded Assets (collectively, the "Third Stage Transferred Communications Licenses", and collectively with the First Stage Transferred Communications Licenses and the Second Stage Transferred Communications Licenses, the "Transferred Communications Licenses").

         (h) Section 2.2 shall be further amended by adding a new Section 2.2(c) to read as follows: "(c) BCRES Contracts. Notwithstanding the foregoing, no BCRES Contracts shall be conveyed by this Section 2.2 (but the terms "First Stage Purchased Contracts" and "Purchased Contracts" shall include BCRES Contracts for all other purposes of this Agreement)."

         (i) Section 2.3 shall be amended by adding at the end thereof the following proviso: "provided, however, that, notwithstanding the foregoing, the BCRES Units shall not be an Excluded Asset."

         (j) Section 2.4 shall be amended by deleting Section 2.4(a) in its entirety.

         (k)   Section 2.4 shall be further amended by amending and restating
Section 2.4(b) as follows:

               (b) In consideration of the sale, transfer, assignment, conveyance and delivery by Sellers of the Business and the Acquired Assets, Buyers shall (i) (A) pay an aggregate amount equal to (1) Fifty-Six Million Two Hundred Seventy Thousand U.S. Dollars ($56,270,000) (which the Sellers and Buyers agree represents 68% of the revenues of the Business (as set forth in the Revenues Statement) as to which State PUC Consents have been obtained on June 6, 2003 and 68% of $82,750,000) plus (2) an amount equal to the product of $82,750,000 multiplied by the percentage of revenues of the Business (as set forth in the Revenues Statement) represented by any additional State PUC Consent(s) received between June 5, 2003 and the First Stage Closing Date (such aggregate amount collectively, the "First Stage Closing Cash Amount") in cash to Sellers at the First Stage Closing Date, which amount shall be increased by the product of (x) Two Hundred Five Thousand Eight Hundred Eighty-Two and 35/100 U.S. Dollars ($205,882.35) multiplied by (y) the number of calendar days that the First Stage Closing Date occurs after June 13, 2003 up to and including June 30, 2003 (such amount, the "Delayed Closing Amount") provided that the conditions in Section 7.1(a)(ii) have been satisfied and the failure of the First Stage Closing to occur on or before such date did not result from the failure of the Sellers to fulfill any undertaking or agreement or satisfy any condition provided for herein that is required to be fulfilled or satisfied by the Sellers prior to First Stage Closing, (B) place the Escrow Amount (Second Stage Closing) in an interest bearing escrow account in which it will be held pursuant to the terms of the Escrow Agreement (Second Stage Closing) to support Buyers' obligation to pay the amount Buyers' are obligated to pay at the Second Stage Closing, (C) place the Escrow Amount (Working Capital/Indemnity) in an interest bearing escrow account in which it will be held pursuant to the terms of the Escrow Agreement (Working Capital/Indemnity) to support Sellers' obligations to pay any amount required to be paid by Sellers under Section 2.4(g) regarding the difference between Closing Working Capital and the estimate of the Closing Working Capital described in the last sentence of this Section 2.4(b) and Sellers' indemnification obligations in accordance with Article 8, and (D) place the Escrow Amount (Closing Adjustment Receivables) in an interest bearing account in which it will be held pursuant to the terms of the Escrow Agreement (Closing Adjustment Receivables) to support Sellers' obligation to pay amounts, if any, required to be paid by Sellers under
         Section 2.4(h) and (ii) assume the First Stage Assumed Liabilities. The First Stage Closing Cash Amount, as adjusted by the Delayed Closing Amount, if any, plus the Escrow Amount (Working Capital/Indemnity) and the Escrow Amount (Closing Adjustment Receivables) (the two such escrow amounts in the preceding clauses (C) and (D) referred to herein collectively as the "Total Escrow Amount") constitutes the "Initial Purchase Price". Buyers and Sellers agree that they shall, prior to the First Stage Closing Date, in good faith estimate and mutually agree upon the amount that Buyers may owe Sellers, if any, as a result of the adjustments for Closing Working Capital in Section 2.4 (the "Closing Working Capital Estimate") and that Buyers will deliver, at the First Stage Closing Date, a Working Capital Promissory Note in a principal amount equal to the Closing Working Capital Estimate. The amount of the Working Capital Promissory Note delivered pursuant to hereto shall increase the Initial Purchase Price.

         (l)   Section 2.4 shall be further amended by amending and restating
Section 2.4(c) as follows:

               (c) All payments of the Purchase Price, except for the Total Escrow Amount, the Escrow Amount (Second Stage Closing) and the Working Capital Promissory Note, shall be made by wire transfer in immediately available funds to an account designated by Sellers in written instructions to be delivered to Buyers on or prior to the payment date.

         (m)   Section 2.4 shall be further amended by amending and restating
Section 2.4(d) as follows:

               (d) (i) Within thirty (30) days after the First Stage Closing Date, Sellers shall deliver to Buyers a statement (the "Closing Working Capital Statement"), setting forth the Working Capital as of the close of business on the First Stage Closing Date (the "Closing Working Capital"). The Closing Working Capital Statement shall be prepared by the Sellers, and the Sellers' independent accountants shall provide an attestation thereof, in accordance with the terms of this Agreement.

               (ii) Within sixty (60) days following the First Stage Closing Date, the Sellers shall provide the Buyers with a copy of the unaudited consolidated financial results for BCI, which shall set explicitly forth, among other things, the aggregate amount of capital expenditures made by the Sellers, solely in respect of the Business and the portion of the first two quarters of 2003 prior to the First Stage Closing Date (the "Cap Ex Statement"; the amount of such capital expenditures shown on such statement, "Actual Capital Expenditures"). Such unaudited consolidated financial results shall be prepared by Sellers, and the Sellers' independent accountants shall provide an attestation thereof, in accordance with the terms of this Agreement. During the thirty (30) day period following Buyers' receipt of the Cap Ex Statement, Sellers shall cause Sellers' independent accountants to provide Buyers' independent accountants with such access, upon reasonable prior notice and during normal business hours, to the work papers of Sellers' independent accountants as is reasonably necessary to verify the calculation of the Cap Ex Statement. The Cap Ex Statement shall be final and shall be accepted by and be binding on the parties on the thirtieth (30th) day following delivery thereof unless Buyers give written notice to Sellers of their disagreement with the Cap Ex Statement (such notice, a "Cap Ex Statement Disagreement Notice") prior to such date. Any Cap Ex

         Statement Disagreement Notice shall specify in reasonable detail the nature of any disagreement so asserted. If a Cap Ex Statement Disagreement Notice is received by Sellers on or prior to such date, then the Cap Ex Statement (as revised in accordance with Section 2.4(d)(iii)) shall become final and binding upon each Seller and each Buyer, on the earlier of (1) the date Sellers and Buyers resolve in writing any differences they have with respect to the matters specified in such Cap Ex Statement Disagreement Notice, and (2) the date that an Accounting Firm (as defined below) delivers to the Sellers and Buyers its written determination of all disputed matters submitted to it pursuant to Section 2.4(d) (the "Accounting Firm Cap Ex Determination").

                  (iii) During the thirty (30) day period following delivery of a Cap Ex Statement Disagreement Notice, Sellers and Buyers shall seek in good faith to resolve in writing any differences which they may have with respect to the matters set forth in such Cap Ex Statement Disagreement Notice. If any disagreement included in the Cap Ex Statement Disagreement Notice is not resolved in writing within such thirty (30) day period, Sellers and Buyers shall submit to the Accounting Firm for review and determination of any and all matters which remain in dispute. The scope of the Accounting Firm's review shall be limited to only those matters which have not been resolved in writing within such thirty (30) day period. Sellers and Buyers shall use all reasonable efforts to cause the Accounting Firm to deliver the Accounting Firm Cap Ex Determination within thirty (30) days of the receipt of such submission. Sellers and Buyers agree that the Accounting Firm Cap Ex Determination shall be final and binding on the parties and that judgment may be entered upon the Accounting Firm Cap Ex Determination in any court having jurisdiction over the party against which such determination is to be enforced. The Accounting Firm Cap Ex Determination shall be accompanied by a certificate of the Accounting Firm that it reached the Accounting Firm Cap Ex Determination in accordance with the provisions of this Section 2.4. The cost incurred in connection with the Accounting Firm Cap Ex Determination (including the fees and expenses of the Accounting Firm and of any enforcement of the Accounting Firm Cap Ex Determination) pursuant to this Section 2.4 shall be borne by Buyers and Sellers in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the Accounting Firm Cap Ex Determination is rendered on the merits of the matter submitted.

                  (iv) If the aggregate amount of capital expenditures set forth in the Cranberry Capital Expenditure budget for the first two quarters of 2003 as set forth on Schedule 2.4(d)(ii) exceeds the Actual Capital Expenditures (as adjusted, if necessary pursuant to this Section 2.4(d)) by more than $10,000,000, then the Sellers shall promptly, but in no event later than five (5) Business Days after the final determination of the Actual Capital Expenditures, pay such amount in excess of $10,000,000 to the Buyers in cash. If the aggregate amount of capital expenditures set forth in the Cranberry Capital Expenditure budget for the first two quarters of 2003 as set forth on Schedule 2.4(d)(ii) does not exceed the Actual Capital Expenditures (as adjusted, if necessary pursuant to this Section 2.4(d)) by more than $10,000,000, then the Buyers shall promptly, but in no event later than five (5) Business Days after the final determination of the Actual Capital

         Expenditures, pay such amount less than $10,000,000 to the Sellers in cash. The Actual Capital Expenditures amount shall be calculated in accordance with Generally Accepted Accounting Principles as consistently applied with historical methods, provided that the Actual Capital Expenditures amount shall include the $500,000 of actual expenditures relating to the purchase of Corvis equipment or services to create a route in Florida.

         (n) Section 2.4 shall be further amended by replacing each use of the term "Adjustment Statements" in Section 2.4(e) with the term "Closing Working Capital Statement", and by deleting each use of the term "Cranberry Plan Adjustment Amount".

         (o)   Section 2.4 shall be further amended by amending and restating
Section 2.4(g) as follows:

               (g) The Initial Purchase Price shall be (i) increased by the amount, if any, by which the Closing Working Capital, as finally determined pursuant to this Section 2.4, exceeds $0 (or the principal amount, if any, of any Working Capital Promissory Note delivered at the First Stage Closing), and (ii) decreased by the amount, if any, by which the Closing Working Capital, as finally determined pursuant to this Section 2.4, is less than $0 (or the principal amount, if any, of any Working Capital Promissory Note delivered at the First Stage Closing) (the Initial Purchase Price as so increased or decreased shall hereinafter be referred to as the "Adjusted CWC Purchase Price"). Within five (5) Business Days after the Closing Working Capital has been finally determined in accordance with this Section 2.4, (I) if the Closing Working Capital is in excess of $0 (or the principal amount, if any, of any Working Capital Promissory Note delivered at the First Stage Closing), Buyers shall deliver the Working Capital Promissory Note to the Sellers (or increase the principal amount of such Note if it was already delivered at the First Stage Closing) in an amount equal to such excess, and (II) if the Closing Working Capital is less than $0 (or the principal amount, if any, of any Working Capital Promissory Note delivered at the First Stage Closing), Buyers shall receive from the Escrow Amount (Working Capital/Indemnity) pursuant to the Escrow Agreement (Working Capital/Indemnity) (and/or decrease the principal amount of any Working Capital Promissory Note delivered at the First Stage Closing), and from Sellers to the extent such Escrow Amount (Working Capital/Indemnity) is insufficient, an amount equal to such deficit, together with interest thereon at a rate per annum equal to the rate of interest from time to time publicly announced by Citibank, N.A., in its New York office as its prime or base rate (the "Prime Rate"), calculated on the basis of the actual number of days elapsed over 365 from the date of delivery of the Closing Working Capital Statement pursuant to Section 2.4(d)(i) to the date of payment. Payments in respect of this Section 2.4, other than payments by an increase or decrease in the Working Capital Promissory Note, shall be made by wire transfer in immediately available funds to an account that is designated by the party entitled to payment at least two (2) Business Days prior to the date of payment.

         (p) Section 2.4 shall be further amended by deleting the last sentence of Section 2.4(i) thereof and replacing it in its entirety with the following sentence: "Notwithstanding anything in this Agreement to the contrary, Working Capital shall not include any Excluded Assets, BCRES Excluded Assets, Excluded Liabilities or BCRES Excluded Liabilities."

         (q)   Section 2.4 shall be further amended by amending and restating
Section 2.4(j) as follows:

               (j) Upon the receipt of additional State PUC Consents following the First Stage Closing Date (each, an "Additional State PUC Consent") that represent in the aggregate one-half or more of the percentage of revenues of the Business (as set forth in the Revenues Statement) that were not the basis for the First Stage Cash Amount (the "Second Stage Closing", and the date that the Second Stage Closing shall occur, the "Second Stage Closing Date"), the Buyers shall release from the Escrow Agreement (Second Stage Closing) to the Sellers an amount equal to one half of the Escrow Amount (Second Stage Closing). Upon the receipt of the last remaining State PUC Consent necessary to effectuate the transfer of the Acquired Assets, the Buyers shall release the remaining amount of the Escrow Amount (Second Stage Closing) to the Sellers (the "Third Stage Closing", and the date that the Third Stage Closing shall occur, the "Third Stage Closing Date").

         (q) Section 2.4 shall be further amended by inserting a new Section 2.4(k) as follows:

               (k) (i) For each month ending after the First Stage Closing Date and prior to the twelve (12) month anniversary of the First Stage Closing Date, as soon as available but in any event within twenty (20) days after the end of each such month, Buyers shall deliver to Sellers a written statement of the monthly Cash EBITDA Minus Capital Expenditures of the Business (each a "Monthly Cash EBITDA Statement"). The Sellers shall have ten (10) days to review each Monthly Cash EBITDA Statement. Upon the Sellers' request, the Buyers shall meet with the Sellers on any Business Day within the five Business Days following such review to discuss such Monthly Cash EBITDA Statement; provided, however, that the Buyers' shall not be required to meet with the Sellers for more than one-half (1/2) of one Business Day at any such meeting.

               (ii) On or before thirty (30) days following July 1, 2004, the Buyers shall provide the Sellers with a written statement of Cash EBITDA Minus Capital Expenditures of the Business for the period between July 1, 2003 through and including June 30, 2004 (the "Annual Cash EBITDA Statement"). During the thirty (30) day period following Sellers' receipt of the Annual Cash EBITDA Statement, Buyers shall provide access to the Business Records and Business Employees and shall cause Buyers' independent accountants to provide Sellers' independent accountants with such access, upon reasonable prior notice and during normal business hours, to the work papers of Buyers' independent accountants as is reasonably necessary to verify the calculation of the Annual Cash EBITDA Statement. The Annual Cash EBITDA Statement shall be final and shall be accepted by and be binding on the parties on the thirtieth (30th) day following delivery thereof unless Sellers give written notice to Buyers of their disagreement with the Annual Cash EBITDA Statement (such notice, a "Cash EBITDA Statement Disagreement Notice") prior to such date. Any Cash EBITDA Statement Disagreement Notice shall specify in reasonable detail the nature of any disagreement so asserted. If a Cash EBITDA Statement Disagreement Notice is received by Buyers on or prior to such date, then the Annual Cash EBITDA Statement (as revised in accordance with Section 2.4(k)(iii)) shall become final and binding upon each Seller and each Buyer, on the earlier of (1) the date Sellers and Buyers resolve in writing any differences they have with respect to the matters specified in such Cash EBITDA Statement Disagreement Notice, and (2) the date that an Accounting Firm delivers to the Sellers and Buyers its written determination of all disputed matters submitted to it pursuant to
         Section 2.4(k) (the "Accounting Firm Cash EBITDA Determination").

                  (iii) During the thirty (30) day period following delivery of a Cash EBITDA Statement Disagreement Notice, Sellers and Buyers shall seek in good faith to resolve in writing any differences which they may have with respect to the matters set forth in such Cash EBITDA Statement Disagreement Notice. If any disagreement included in the Cash EBITDA Statement Disagreement Notice `is not resolved in writing within such thirty (30) day period, Sellers and Buyers shall submit to the Accounting Firm for review and determination of any and all matters which remain in dispute. The scope of the Accounting Firm's review shall be limited to only those matters which have not been resolved in writing within such thirty (30) day period. Sellers and Buyers shall use all reasonable efforts to cause the Accounting Firm to deliver the Accounting Firm Cash EBITDA Determination within thirty (30) days of the receipt of such submission. Sellers and Buyers agree that the Accounting Firm Cash EBITDA Determination shall be final and binding on the parties and that judgment may be entered upon the Accounting Firm Cash EBITDA Determination in any court having jurisdiction over the party against which such determination is to be enforced. The Accounting Firm Cash EBITDA Determination shall be accompanied by a certificate of the Accounting Firm that it reached the Accounting Firm Cash EBITDA Determination in accordance with the provisions of this
         Section 2.4. The cost incurred in connection with the Accounting Firm Cash EBITDA Determination (including the fees and expenses of the Accounting Firm and of any enforcement of the Accounting Firm Cash EBITDA Determination) pursuant to this Section 2.4 shall be borne by Buyers and Sellers in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the Accounting Firm Cash EBITDA Determination is rendered on the merits of the matter submitted. The Cash EBITDA Minus Capital Expenditures of the Business for the period between July 1, 2003 through and including June 30, 2004, as set forth in the Annual Cash EBITDA Statement and adjusted, if necessary pursuant to this
         Section 2.4(k), shall be referred to herein as the "Annual Cash
         EBITDA".

                  (iv)  If the Annual Cash EBITDA as finally determined by this
         Section 2.4(k) is less than $0 by a margin of $48,000,000 (the "Annual Cash EBITDA Threshold") or more, then the Sellers shall pay to the Buyers an amount in cash equal to the product of (x) 0.35, multiplied by (y) the difference between negative $48,000,000 and the Annual Cash EBITDA, provided, however, that under no circumstances shall the Sellers be required to pay to the Buyers more than $10,000,000 in connection with this Section 2.4(k) (such amount, the "Annual Cash EBITDA Payment"). The Sellers shall make the Annual Cash EBITDA Payment promptly, but in no event later than five (5) Business Days of the final determination of the Annual Cash EBITDA as set forth in this
         Section 2.4(k). An illustration of the operation of this Section 2.4(k) is set forth on Exhibit V attached hereto.

                  (v) Notwithstanding anything else to the contrary contained in this Section 2.4(k), the Sellers shall have no obligation to make the Annual Cash EBITDA Payment if, after the First Stage Closing, the Buyers consummate a "sale transaction", which shall be defined as a sale of fifty-one percent (51%) or more of the equity, voting control or the assets acquired by the Buyers hereunder. If the ratio of selling, general and administrative expenses ("SG&A") to revenues (calculated in accordance past practice) of the Business acquired by the Buyers exceeds fifty-two percent (52%) for the period between July 1, 2003 and June 30, 2004, Sellers are not responsible for any negative Cash EBITDA Minus Capital Expenditures attributable to such ratio being in excess of fifty-two percent (52%).

                  (vi) The term "Cash EBITDA Minus Capital Expenditures" shall mean EBITDA plus any allocated management fee, less Non-Cash Revenues, less capital expenditures, and plus non-cash expenses; provided, however, that capital expenditures for purposes of this calculation (x) shall not exceed the lesser of the amount of actual capital expenditures for the period between July 1, 2003 through and including June 30, 2004 or $36,960,000 for such period, and (y) shall not include any capital expenditures arising from transactions between Buyers' Parent or any of its Affiliates, on the one hand, and any of the Buyers, on the other, that include financial terms that are more favorable to Buyers' Parent or any of its Affiliates than financial terms that would be available to an unaffiliated third-party in an arms-length transaction on fair-market value terms. The term "EBITDA" means net income (loss) from continuing operations before interest, income tax expense (benefit), depreciation, amortization, restructuring and asset impairments, minority interest expense (income), equity loss in unconsolidated entities, loss (gain) on investments, other expense (income), extraordinary items and the effect of changes in accounting principles. The term "Non-Cash Revenues" means revenue included in Buyers' consolidated income statement related to the amortization of IRU contracts where the Buyers have previously received cash or revenue included in Buyers' consolidated income statement related to barter agreements.

         (r)      Section 2.5(b) shall be amended and restated as follows:

                  (b) (i) Upon the terms and subject to the conditions in this Agreement, at and as of (a) the Second Stage Closing Date, Sellers shall assign, and Buyers shall assume and agree to honor, pay and discharge when due, all of the following liabilities and obligations of
         Sellers: the obligations under the Second Stage Purchased Contracts, Second Stage Purchased Permits and the Second Stage Transferred Communications Licenses, to the extent arising out of, or resulting from, facts, events and circumstances occurring, or which accrue, after the Second Stage Closing Date (other than due to any failure to comply or breach of any of Sellers or any of their Affiliates, whether before, on or after the Second Stage Closing Date), in each case except any Excluded Liabilities (collectively, the "Second Stage Assumed Liabilities").

                  (ii) Upon the terms and subject to the conditions in this Agreement, at and as of (a) the Third Stage Closing Date, Sellers shall assign, and Buyers shall assume and agree to honor, pay and discharge when due, all of the following liabilities and obligations of Sellers: the obligations under the Third Stage Purchased Contracts, Third Stage

         Purchased Permits and the Third Stage Transferred Communications Licenses, to the extent arising out of, or resulting from, facts, events and circumstances occurring, or which accrue, after the Third Stage Closing Date (other than due to any failure to comply or breach of any of Sellers or any of their Affiliates, whether before, on or after the Second Stage Closing Date), in each case except any Excluded Liabilities (collectively, the "Third Stage Assumed Liabilities", and collectively with the First Stage Assumed Liabilities and the Second Stage Assumed Liabilities, the "Assumed Liabilities").

         (s) Section 2.5 shall be amended by adding to the end of Section 2.5(c) thereof the following: "Notwithstanding the foregoing, BCRES Assumed Liabilities shall not be assigned or assumed pursuant to this Section 2.5 (but the term "Assumed Liabilities" shall include BCRES Assumed Liabilities for all other purposes of this Agreement), and BCRES Assumed Liabilities shall not constitute Excluded Liabilities."

         (t) Section 2.7 shall be amended by adding a new Section 2.7(c) to read as follows: "(c) Notwithstanding anything contained herein to the contrary, Sellers shall sell, convey, transfer and deliver to Buyers by instruments of sale, conveyance, transfer and assignment effective to vest in Buyers, and Buyers shall have good and marketable title to, all of the BCRES Units, free and clear of all Encumbrances."

         (u) Section 2 shall be further amended by adding a new Section 2.9 as follows:

             2.9  Agreement Regarding Certain Receivables of the Business

             (a) All accounts receivable and the accounts payable owing from or owing to, respectively, MCI Worldcom Network Services, Inc., and its various affiliates and subsidiaries (collectively, "MCI") that arose prior to and including March 31, 2003, whether or not reflected on the Sellers Financial Statements, are Excluded Assets and Excluded Liabilities, respectively. Upon the receipt by Sellers of any proceeds from the MCI global settlement, the Sellers shall promptly, but in no event later than five (5) Business Days after Sellers receipt thereof, deliver fifty percent (50%) of such proceeds to the Buyers.

             (b) Upon the receipt by Sellers of any payments from the Texas DOT claim (meaning the claim for reimbursement of expenses related to the I-10 relocation), the Sellers shall promptly, but in no event later than five (5) Business Days after Sellers receipt thereof, deliver fifty percent (50%) of such proceeds to the Buyers. If the Sellers shall prevail in the Sellers' arbitration with El Paso Global Networks, or settle and receive a twenty (20) year IRU agreement on the Houston-to-Austin-to-San Antonio route (the "EPGN Route"), without cost to Buyers (other than maintenance costs at market rates and otherwise consistent with industry practices) thereunder, entitling Sellers to use twelve (12) fibers, then the Sellers shall provide to the Buyers, without cost to Buyers, a twenty (20) year IRU agreement to use twelve
         (12) fibers on such Route. If the Sellers do not prevail in the Sellers' arbitration with El Paso Global Networks or so settle, the Buyers and the Sellers shall each bear fifty percent (50%) of the costs of Buyers obtaining a twenty (20) year IRU agreement to receive, without cost to Buyers (other than maintenance costs at market rates and otherwise consistent with industry practices), for up to, at the Buyers' election, twelve (12) fibers on the EPGN Route.

         (v) Section 2 shall be further amended by adding a new Section 2.10 as follows:

             2.10  Agreement Regarding Newark Data Center

             The Buyers and Sellers agree that to the extent that the Newark data center owned by BCRES (the "BCRES Data Center"), which is an Excluded Asset and an Excluded Liability hereunder, is not permitted to be transferred from BCRES to an Affiliate of BCRES on or prior to the First Stage Closing Date, the Sellers shall continue to receive the benefits of and be subject to the obligations of the BCRES Data Center, until the necessary Consent(s) is obtained to permit such transfer and such transferee shall thereafter receive the benefits of the BCRES Data Center (to the extent set forth in the Consent(s)) and be subject to the obligations of the BCRES Data Center.

         (w) Section 3 shall be amended by amending and restating the first clause of Section 3.8 as follows:

             Schedule 3.8 contains a complete and accurate list of all Contracts to which one or more of the Sellers are a party and that are related to the Business as follows (which list shall be updated as of the applicable Staged Closing Date and no such update is deemed to be an inaccuracy if in compliance with Section 5.2).

         (x) Section 3 shall be amended by adding a new Section 3.18 thereto as follows:

             "3.18 BCRES

             BCRES was formed on May 20, 2002. Other than holding BCRES Contracts and BCRES Assets, and operations associated with holding the BCRES Contracts and BCRES Assets, BCRES has conducted no operations since its formation, and, except for any assets being conveyed out of BCRES pursuant to the BCRES Bill of Sale, Assignment and Assumption Agreement, holds and has held no assets other than BCRES Contracts and BCRES Assets. BCRES does not have and never has had, any employees or any Benefit Plans. Other than BCRES Assumed Liabilities, and except for any liabilities or obligations to be transferred to a Seller (or Seller Affiliate) pursuant to the BCRES Bill of Sale, Assignment and Assumption Agreement, BCRES has no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due. Notwithstanding anything to the contrary contained in this Agreement, all of the BCRES Units are owned by Broadwing Communications Services, Inc. free and clear of any Encumbrance except for Encumbrances arising pursuant to the Credit Agreement (which Sellers shall cause to be released on or prior to the First Stage Closing), and all of the BCRES Units are validly issued pursuant to the BCRES' certificate of formation and limited liability company agreement. The transfer of the BCRES Units to Buyers by Sellers is not subject to any restriction or condition other than such restrictions and conditions as will have been satisfied, waived, released or terminated prior to the First Stage Closing. Except for the right of the Buyers' to purchase the BCRES Units as provided herein, neither Sellers nor Broadwing

         Communications Services, Inc. has granted any option, warrant or similar right to any Person to purchase or acquire any rights with respect to any BCRES Units. BCRES has made no election to be treated as other than a disregarded entity for tax purposes and is not treated as other than a disregarded entity for tax purposes by any state, local or other taxing authority."

         (y)  Section 5.4(a) shall be amended and restated as follows:

              (a) Sellers shall provide Buyers with an update to Schedule 3.7(a) immediately prior to the First Stage Closing Date. Unless otherwise agreed in writing prior to the First Stage Closing Date, Buyers shall make offers of employment to all of the Business Employees of Sellers as of the First Stage Closing Date. Notwithstanding the foregoing sentence, the Buyers shall not be required to make offers of employment to the Business Employees denoted as "A" and "B" on Schedule 5.4(a), and Buyers may request Sellers to terminate on or prior to the First Stage Closing Date or Buyers may terminate, within ninety (90) after the First Stage Closing Date (provided that Buyers shall provide Sellers with at least five (5) Business Days advance notice prior to the termination of any Business Employee that has an Employment Agreement set forth on Schedule 3.8(a)), the employment of, up to ten
         (10) Business Employees to be identified in writing by the Buyers to the Sellers (the "Non-Transferred Employees"), two of whom shall be deemed to be the Business Employees denoted as "A" and "B" on Schedule 5.4(a); provided that under no circumstances shall the Buyers or any of the Buyers' Affiliates extend an offer of employment or hire in any capacity employee "A" set forth on Schedule 5.4(a), whether as an employee, consultant, independent contractor or otherwise. Business Employees who accept such offer of employment, as of the effective date of their employment with Buyers or one of its Affiliates (the "Transfer Date"), shall be referred to as "Transferred Employees." All liabilities, costs and Actions related to Business Employees who do not accept such offers of employment shall be Excluded Liabilities hereunder. The Buyers may not employ any vice-president or higher of Sellers, as set forth on Part II of Schedule 5.4(a) (each, a "Seller Vice-President"), to whom they extend an offer, but which such Seller Vice President declines such offer, for two (2) years after the First Stage Closing Date, unless the Buyers agree to compensate Sellers for the severance costs associated with such Seller Vice President. The Sellers shall be responsible for all liabilities, costs and Actions related to the Non-Transferred Employees; provided, however, that if the amount of severance paid to the Non-Transferred Employees exceeds in the aggregate $2,000,000, then the Buyers shall pay to the Sellers the amount of severance in excess of $2,000,000 that is paid by the Sellers to the Non-Transferred Employees. Each offer of employment shall provide for a base salary no less than their base salary as an employee of Sellers as of the First Stage Closing Date and health, welfare, retirement and severance benefits as shall be applicable to comparable Buyers' employees generally.

         (z) Section 5.4 shall be further amended by inserting in Section 5.4(d)(i) the words "(excluding the Non-Transferred Employees, to the extent set forth in Section 5.4(a))" following the word "Employees" and inserting in
Section 5.4(d)(ii) the words "(excluding the Non-Transferred Employees, to the extent set forth in Section 5.4(a))" following the words "as required under
Section 5.4(a)" and before the words "and whose employment".

         (aa) Sections 5.7(a), 5.7(b), 5.7(c) and 5.7(d) shall be deleted in their entirety.

         (bb) Section 5.11(e) shall be amended and restated as follows:

              (e) C III and Broadwing Communications Services Inc. ("BCSI") shall have entered into a limited liability agreement prior to or on the First Stage Closing Date, substantially on the terms and conditions contained in Exhibit H hereto relating to Broadwing Communications Services Inc. becoming a member of C III (the "C III LLC Agreement"); provided, however, that any transfer restrictions that apply to the equity interests of C III that are held by BCSI, as set forth in the C III LLC Agreement, shall also apply to a transfer of the equity interests of BCSI; provided further, however, that such transfer restrictions shall not apply to a transfer of the equity interests of BCSI to any of its Affiliates.

         (cc) Section 5.11(f) shall be amended by amending and restating clause
(x) thereof as follows:

              (x)  intentionally omitted

         (dd) Section 5.11(i) shall be amended and restated as follows:

              (i) Buyers and Sellers and Sellers' Parent shall have entered into an agreement prior to or on the First Stage Closing Date, substantially on the terms and conditions contained in Exhibit L hereto relating to the management services to be provided by Buyers to Sellers during the period subsequent to the First Stage Closing (the "Management Services Agreement").

         (ee) Section 5.15 shall be amended by deleting in their entirety Sections 5.15(a), 5.15(b) and 5.15(c).

         (ff) Section 5.16(c) shall be amended by deleting the last sentence thereof.

         (gg) Section 5.23 shall be amended and restated as follows:

              5.23 Commitment Letters


              Prior to the First Stage Closing Date, Buyers shall meet with each Business Employee who has an Employment Agreement set forth on Schedule 3.8(a) (other than those set forth on Schedule 5.4(a)), explain to such Business Employee his or her contemplated position within Buyers and make a corresponding offer of employment. Buyers shall assume the Employment Agreement of each such Business Employee (other than those set forth on Schedule 5.4(a)) who agrees to accept such offer (including such position) and executes a letter agreeing to the assumption of such Employment Contract and that such assumption (and the position to be held by such Business Employee, other than those set forth on Schedule 5.4(a)) is not a constructive termination under such Employment Contract (a "Commitment Letter").

         (hh) Section 6.1 shall be amended and restated as follows:

                   6.1      Closing

              The closing of the transactions contemplated by this Agreement (the "Closing") shall take place in three (3) stages at the offices of Gibson, Dunn & Crutcher LLP in New York City. The first closing stage (the "First Stage Closing"), at which the Initial Purchase Price shall be paid in full, shall commence at 9:00 a.m. local time on June 13, 2003 (the "First Stage Closing Date"), or such later date as the parties shall mutually agree upon; provided that any such adjournment of the First Stage Closing Date that is not due to the failure to satisfy the conditions in Section 7.1(a)(ii) and that results from the failure of Sellers to fulfill any undertaking or agreement or to satisfy any condition provided for herein that is required to be fulfilled or satisfied by Sellers prior to the First Stage Closing Date shall result in the payment by the Buyers to the Sellers of the Delayed Closing Amount as set forth and in accordance with Section 2.4(b). The Second Stage Closing and the Third Stage Closing shall occur as set forth in Section 2.4(j).

         (ii) Section 6.2 shall be amended by deleting the period at the end of
Section 6.2(g) thereof, inserting a semi-colon in its place and inserting new Sections 6.2(h) and 6.2(i) as follows:

              "(h) a counterpart of the BCRES Bill of Sale, Assignment and Assumption Agreement, duly executed by BCRES and the other party(ies) thereto."

         (jj) Section 6.3 shall be amended by inserting a new Section 6.3(f) as follows:

              (f)  the Working Capital Promissory Note.

         (kk) Section 7.1(a) shall be amended by amending and restating clause
(i) thereof as follows:

              (i)  intentionally omitted;

         (ll) Section 7.2(a) shall be deleted in its entirety, provided that such deletion of Section 7.2(a) shall not affect the Sellers indemnification obligations set forth in Article 8 of this Agreement.

         (mm) Section 7.2(c) shall be amended and restated as follows:

              (c)  Intentionally omitted.

         (nn) Section 7.2(d) shall be amended and restated as follows:

              (d)  Intentionally omitted.

         (oo) Section 7.2(e) shall be amended and restated as follows:

              (e) (i) The Sellers' Consents set forth on Schedule 3.3(b) received as of the First Stage Closing Date (as so indicated on the Schedule 3.3(b) on the date hereof) shall be in full force and effect.

              (ii) The Sellers shall have received an Amendment to the Credit Agreement, or Consent under the Credit Agreement, that permits the consummation of the transactions contemplated by this Agreement and the Collateral Agreements.

         (pp) Section 7.3(a) shall be shall be deleted in its entirety, provided that such deletion of Section 7.3(a) shall not affect the Buyers indemnification obligations set forth in Article 8 of this Agreement.

         (qq) Section 7.4 shall be amended and restated as follows:

              7.4  Second Stage and Third Stage General Conditions

              The respective obligations of Buyers and Sellers to effect the Second Stage Closing and the Third Stage Closing of the transactions contemplated hereby are subject to (i) there not being an injunction or other court order prohibiting the consummation of the transactions contemplated by this Agreement to occur on the Second Stage Closing Date or on the Third Stage Closing Date and (ii) Sellers shall have changed their corporate or company name to a name that does not include the word "Broadwing" or any name intended or likely to be confused or associated with any Broadwing Name and have caused the registration of the new name with the appropriate Governmental Body.

         (rr) Section 8.2 shall be amended by inserting in a the following sentence after the last sentence of Section 8.2(a):

              Notwithstanding anything else to the contrary contained in this
         Article 8 or elsewhere in this Agreement or in the Collateral Agreements, or elsewhere, none of the Sellers or any of their Affiliates shall be obligated to indemnify, defend and/or hold harmless the Buyers, the Buyers' Affiliates, or any of their employees, representatives, agents, directors, officers, partners, members, principals or assigns relating to or arising out of or resulting from any of the matters set forth on Schedule 8.2(a).

         (ss) Section 8.2 shall be further amended by inserting into Section 8.2(b) thereof the words "and BCRES Excluded Assets" after the words "Excluded Assets (including the Retained Business)" and the words "and BCRES Excluded Liabilities" after the words "Excluded Liabilities (including those related to the Retained Business)".

         (tt) Section 8.2(c) shall be amended and restated as follows:

              (c) Buyers further agree to jointly and severally indemnify, defend and hold harmless Sellers and any other Indemnified Party of Sellers from and against any Losses incurred by such party arising out of, resulting from, or relating to: (1) any of the First Stage Assumed Liabilities after the First Stage Closing, the Second Stage Assumed Liabilities after the Second Stage Closing and the Third Stage Assumed Liabilities after the Third Stage Closing; (2) any claim, demand or liability for the Taxes for which Buyers are responsible pursuant to
         Section 5.3; (3) any other liability or obligation with respect to the conduct of the Business transferred on the First Stage Closing Date after such Closing Date and with respect to the conduct of the Business transferred after the First Stage Closing, to the extent arising out of, or resulting from, facts, events or circumstances occurring, or which accrue, after the applicable Staged Closing Date (other than due to any failure to comply or breach of any of Sellers or any of their Affiliates, whether before, on or after the applicable Staged Closing Date); and (iv) any Third Party Claims arising out of the Two Stage Waiver Notice (if any).

         (uu) Section 8.2 shall be further amended by amending and restating the first clause of Section 8.2(f) as follows:

               Sellers' and Buyers' respective liability for all Claims under
         Section 8.2(a)(i) and all Claims under Section 8.2(b)(ii) with respect to the indemnification for Consents identified in Schedule 8.2(b) (the "Consents Indemnity") only shall be subject to the following limitations:

         (vv) Section 8.2 shall be further amended by adding a new Section 8.2(j) as follows:

               (j) The Consents Indemnity shall not be effective for any periods for which the Management Services Agreement is effective, or a lease of use or other means of providing the Buyers the benefit of the Contract subject to such Consent is provided by Sellers, without cost to Buyers, is effective to avoid the necessity of a Consent to assignment with respect to a Contract. Furthermore, such Consents Indemnity is not payable to the extent that Losses are mitigated by Seller's provision of an alternative means to provide to Buyers, without cost to Buyers, the benefits of the related Contracts or Buyer's commercially reasonable efforts to mitigate Losses in respect of such Contract(s). The Consents Indemnity is not subject to the Threshold, but shall be subject to the General Cap, notwithstanding anything to the contrary contained in Section 8.2(f).

         (ww)  Section 9.1(c) shall be amended and restated as follows:

               (c) Buyers or Sellers, if the First Stage Closing Date shall not have occurred by June 30, 2003; provided that the failure of the First Stage Closing to occur on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or agreement or satisfy any condition provided for herein that is required to be fulfilled or satisfied by it prior to First Stage Closing.

         (xx)  Sections 9.1(d) and 9.1(e) shall be deleted in their entirety.

         (yy) Exhibit A to the Asset Purchase Agreement shall be deleted in its entirety.

         (zz) A new Exhibit S shall be added to the Asset Purchase Agreement in the form attached hereto as Exhibit A.

         (aaa) A new Schedule 1.1(g) shall be added to the Asset Purchase Agreement as attached hereto as Exhibit B.

         (bbb) A new Exhibit U shall be added to the Asset Purchase Agreement in the form attached hereto as Exhibit C.

         (ccc) The Asset Purchase Agreement shall be further amended by adding a new item 8 to Schedule 2.1 as follows:

               8.  The Business Records of BCRES.

         (ddd) An amended and restated Schedule 2.3 shall be added to the Asset Purchase Agreement in the form attached hereto as Exhibit D.

         (eee) The Asset Purchase Agreement shall be further amended by adding a new item 13 to Schedule 2.5(c) as follows:

               13. MCI accounts payable, in accordance with Section 2.9(a).

         (fff) A new Schedule 2.4(d)(ii) shall be added to the Asset Purchase Agreement in the form attached hereto as Exhibit E.

         (ggg) A new Exhibit V shall be added to the Asset Purchase Agreement in the form attached hereto as Exhibit F.

         (hhh) An amended and restated Schedule 3.3(b) shall be added to the Asset Purchase Agreement in the form attached hereto as Exhibit G.

         (iii) A new Schedule 5.4(a) shall be added to the Asset Purchase Agreement in the form attached hereto as Exhibit H.

         (jjj) A new Schedule 8.2(a) shall be added to the Asset Purchase Agreement in the form attached hereto as Exhibit I.

         (kkk) The Asset Purchase Agreement shall be further amended by inserting a new Item in Schedule 8.2(b), which amendment to Schedule 8.2(b) is set forth in Exhibit J attached hereto.

         (lll) The Asset Purchase Agreement shall be amended by replacing the term "Second Stage Closing Date" with the term "Third Stage Closing Date" in Sections 5.1(c), 5.2(d), 5.8, 5.9, 5.11(j), 5.17, 5.20 and 7.2(i).

         (mmm) The Asset Purchase Agreement is hereby amended by deleting
Section 9 of the Management Agreement and by amending and restating Section 1 of the Management Agreement as follows:

               Section 1 of the Management Agreement shall take effect on the First Stage Closing. This Management Agreement shall have a term ("Management Term") which ends upon the receipt of the last Consent required the Purchase Agreement, unless Managers elect to terminate the Management Agreement for convenience by written notice to Licensees.

         (nnn) The Asset Purchase Agreement shall be further amended by removing BCRES as a party thereto, provided that the representations, warranties and covenants made by BCRES contained in the Asset Purchase Agreement shall be deemed made by the other Sellers under the

Asset Purchase Agreement. The parties acknowledge and agree that BCRES is executing and delivering this Amendment solely to reflect its agreement with respect to this Section.

         SECTION 3. Representations and Warranties of the Sellers. Each Seller, as of the date hereof, hereby makes the representations and warranties in
Section 3.2 of the Asset Purchase Agreement as if set forth herein with respect to this Amendment. For purposes of clarity, all references in such section to "this Agreement" shall mean the Asset Purchase Agreement, as amended by this Amendment.

         SECTION 4. Representations and Warranties of the Buyers. Each Buyer, as of the date hereof, hereby makes the representations and warranties in Section
4.2 of the Asset Purchase Agreement as if set forth herein with respect to this Amendment. For purposes of clarity, all references in such section to "this Agreement" shall mean the Asset Purchase Agreement, as amended by this Amendment.

         SECTION 5. Applicable Law. This Amendment shall be construed in accordance with and governed by the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State without regard to conflicts of laws principles thereof.

         SECTION 6. Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which together will be deemed, respectively, to constitute one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, each party has caused this Amendment to be duly executed on its behalf by its duly authorized officers as of the date first written above.

                            BROADWING COMMUNICATIONS
                            SERVICES INC.


                            By:   /s/ Kevin W. Mooney
                               -------------------------------------------------
                                  Name:    Kevin W. Mooney
                                  Title:   Chief Executive Officer


                            BROADWING COMMUNICATIONS SERVICES
                            OF VIRGINIA INC.


                            By:   /s/ Kevin W. Mooney
                               -------------------------------------------------
                                  Name:    Kevin W. Mooney
                                  Title:   Chief Executive Officer


                            BROADWING COMMUNICATIONS REAL
                            ESTATE SERVICES LLC


                            By:   /s/ Thomas L. Schilling
                               -------------------------------------------------
                                  Name:    Thomas L. Schilling
                                  Title:   Manager


                            BROADWING SERVICES LLC


                            By:   /s/ Kevin W. Mooney
                               -------------------------------------------------
                                  Name:    Kevin W. Mooney
                                  Title:   Chief Executive Officer


                            IXC BUSINESS SERVICES, LLC


                            By:   /s/ Thomas L. Schilling
                               -------------------------------------------------
                                  Name:    Thomas L. Schilling
                                  Title:   Manager

                           BROADWING TELECOMMUNICATIONS INC.


                           By:   /s/ Kevin W. Mooney
                              --------------------------------------------------
                                 Name:    Kevin W. Mooney
                                 Title:   Chief Executive Officer


                           IXC INTERNET SERVICES, INC.


                           By:   /s/ Kevin W. Mooney
                              --------------------------------------------------
                                 Name:    Kevin W. Mooney
                                 Title:   Chief Executive Officer


                           BROADWING LOGISTICS LLC


                           By:   /s/ Kevin W. Mooney
                              --------------------------------------------------
                                 Name:    Kevin W. Mooney
                                 Title:   Chief Executive Officer


                           MSM ASSOCIATES, LIMITED PARTNERSHIP

                             By:   MUTUAL SIGNAL CORPORATION OF
                                   MICHIGAN, its General Partner


                             By: /s/ Kevin W. Mooney
                                ------------------------------------------------
                                 Name:    Kevin W. Mooney
                                 Title:   Chief Executive Officer

                            C III COMMUNICATIONS, LLC


                            By: /s/ Martin Kerckhoff
                                -----------------------------------
                            Name:
                            Title:

                            C III COMMUNICATIONS OPERATIONS, LLC


                            By: /s/ Martin Kerckhoff
                                ------------------------------------
                            Name:
                            Title: